INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made this 1st day of March, 2019, by and among Cliffwater Corporate Lending Fund, a Delaware statutory trust (the “Fund”), Cliffwater LLC, a Delaware limited liability company (the “Investment Manager”), and Tennenbaum Capital Partners, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has entered into an investment management agreement (the “Investment Management Agreement”) dated March 1, 2019 with the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Management Agreement permits the Investment Manager, at its option, subject to approval by the Board of Trustees of the Fund (the “Board”, and each Board member individually a “Trustee”, and together, the “Trustees”) and, to the extent necessary, shareholders of the Fund, to delegate certain of its duties under the Investment Management Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Board and the Investment Manager desire to retain the Sub-Adviser to assist it in the provision of a continuous investment program for that portion, or all, of the Fund’s assets that the Investment Manager, in its sole discretion, may allocate to the Sub-Adviser from time to time, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Investment Manager, and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER.

a.	The Investment Manager hereby appoints the Sub-Adviser to act as an investment adviser for the Fund with respect to the portion of the assets of the Fund allocated to, and invested and managed by, the Sub-Adviser (the “Allocated Portion”), subject to the supervision and oversight of the Investment Manager and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or the Investment Manager except as expressly authorized in this Agreement or another writing by the Fund, the Investment Manager and the Sub-Adviser.

b.	It is acknowledged and agreed that the Investment Manager may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund. It is further acknowledged and agreed that the Investment Manager makes no commitment to designate any particular portion of the Fund’s assets to the Sub-Adviser as the Allocated Portion and the Investment Manager may increase or decrease, by written notice, the Allocated Portion at any time and the Sub-Adviser will cooperate with effecting any such increase or decrease.

2.	ACCEPTANCE OF APPOINTMENT.

The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Manager in writing) (the “Custodian”). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the Custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3.	DELIVERY OF DOCUMENTS.

a.	The Fund has furnished or will furnish to the Sub-Adviser copies of each of the following documents:

i.	the Agreement and Declaration of Trust of the Fund as in effect on the date hereof;

ii.	the By-Laws of the Fund in effect on the date hereof;

iii.	the resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this Agreement;

iv.	the Code of Ethics (as defined below) of the Fund as currently in effect; and

v.	current copies of the Fund’s Prospectus and Statement of Additional Information.

The Fund shall furnish the Sub-Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

b.	The Sub-Adviser has furnished or will furnish the Fund and the Investment Manager with copies of each of the following documents:

i.	the Sub-Adviser’s most recent Form ADV;

ii.	the most recent balance sheet for the Sub-Adviser’s parent, BlackRock, Inc.;

iii.	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the Custodian and accounting agent of the Fund’s assets;

iv.	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

v.	the Sub-Adviser’s proxy voting policies as currently in effect;

vi.	the Sub-Adviser’s pricing and valuation procedures as currently in effect;

vii.	any exemptive order granted to the Sub-Adviser by the Securities and Exchange Commission (the “SEC”) or any other regulatory body that will be relied upon by the Sub-Adviser in connection with its services to the Fund; and

viii.	complete and accurate copies of any applicable compliance manuals, evidence of insurance policies providing coverage to the Sub-Adviser or the Fund, and such other management or operational documents as the Investment Manager may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall furnish the Fund and the Investment Manager from time to time with copies of all material amendments of or material supplements to the foregoing, if any, within one quarter after the time such materials became available to the Sub-Adviser.

Additionally, the Sub-Adviser shall provide to the Fund and the Investment Manager such other documents relating to its services under this Agreement as the Fund or the Investment Manager may reasonably request on a periodic basis. For purposes of this Agreement, the Sub-Advisor’s obligation to deliver policies, procedures, regulatory or other compliance-related documents may be satisfied by making such documents available for review in the Sub-Adviser’s New York office.

4.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND.

a.	As an investment adviser to the Fund, the Sub-Adviser shall, subject to the supervision and oversight of the Board and the Investment Manager, manage the investment and reinvestment of the Allocated Portion. As part of the services it will provide hereunder, the Sub-Adviser will:

i.	advise the Investment Manager and the Fund in connection with investment policy decisions to be made by the Sub-Adviser regarding the Fund and, upon request, furnish the Investment Manager and the Fund with any research, economic and statistical data that the Sub-Adviser or its affiliates may have internally generated in connection with the Fund’s investments and investment policies;

ii.	formulate and implement a continuous investment program for the Allocated Portion (the “Investment Program”) as set forth in the Fund’s Prospectus and Statement of Additional Information;

iii.	take commercially reasonable steps necessary to implement the Investment Program for the Allocated Portion, including determining in the Sub-Adviser’s discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Allocated Portion, as well as issuing directives to the administrator of the Fund as necessary for the appropriate implementation of the Investment Program;

iv.	keep the Trustees of the Fund and the Investment Manager fully informed in writing on an ongoing basis as agreed by the Investment Manager and the Sub-Adviser as to (i) all material facts concerning the investment and reinvestment of the Allocated Portion and (ii) the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Manager or the Trustees of the Fund; and attend meetings with the Investment Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

v.	subject to the Board’s ultimate authority to determine the valuation of the Fund’s assets and in accordance with procedures and methods established by the Board, which may be amended from time to time, the Sub-Adviser will provide information and assistance reasonably required by the Investment Manager and its designated agent(s) in determining or assessing the fair value of all securities or other investments/assets held within the Allocated Portion, including those securities or investments for which market quotations are not readily available or for which the Investment Manager or the Board has otherwise determined are to be fair valued. Without limiting the foregoing, the Sub-Adviser will provide recommendations for the market or fair value determinations of the Allocated Portion’s portfolio investments and will provide the data and methodologies underlying such market or fair value recommendations to the Investment Manager or its designated agent(s) as the Investment Manager reasonably requests. The Sub-Adviser does not guarantee, and absent the Sub-Adviser’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, will not be responsible for the accuracy, reliability, or completeness of any market or fair market value determinations of the Allocated Portion’s portfolio investments;

vi.	to the extent reasonably requested by the Fund or the Investment Manager, use its commercially reasonable efforts to assist the Chief Compliance Officer of the Fund in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Fund or the Investment Manager with (i) current copies of the compliance policies and procedures of the Sub-Adviser applicable to the Fund in effect from time to time (including notice of any material changes thereto within one quarter after such change), (ii) reports of any violations of the Sub-Adviser’s compliance policies and procedures that occurred in connection with the provision of services to the Fund, (iii) a copy of the Sub-Adviser’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (iv) an oral summary of any correspondence between the Sub-Adviser and a regulatory agency in connection with regulatory examinations or proceedings, and (v) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1) with respect to the services the Sub-Adviser provides to the Fund;

vii.	materially comply with the Sub-Adviser’s procedures and policies including Rule 17j-1 under the 1940 Act, and materially comply with the Fund’s procedures and policies under Rules 10f-3, 12d3-1, 17a-7, 17e-1 and 23c-3 under the 1940 Act, adopted by the Board in compliance with applicable law, and the Sub-Adviser’s pricing and valuation procedures (together, “Fund Procedures”) and notify the Investment Manager as soon as reasonably practicable upon (i) detection of any breach of such Fund Procedures or (ii) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser;

viii.	maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Investment Manager and the Fund, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in as such term is defined in Rule 17j-1, from violating its Code of Ethics;

ix.	within twenty (20) business days after submission of such compliance questionnaire or other inquiry complete and return to the Fund’s Chief Compliance Officer, Investment Manager or the Fund any compliance questionnaires or other inquiries reasonably submitted to the Sub-Adviser in writing;

x.	furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto;

xi.	maintain all accounts, books and records with respect to the Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and the Fund Procedures;

xii.	cooperate with and provide reasonable assistance to the Investment Manager, the Fund’s administrator, the Custodian and foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Investment Manager; keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Investment Manager; provide prompt responses to reasonable requests made by such persons; and maintain any appropriate interfaces with each such person so as to promote the efficient exchange of information;

xiii.	subject to the supervision and oversight of the Investment Manager and the Board, establish and maintain accounts on behalf of the Fund with, and place orders for the purchase and sale of the Allocated Portion’s portfolio securities or other investments with or through, such persons, brokers, dealers or other counterparties (including, to the extent permitted by applicable law and by the Fund or the Investment Manager, any broker, dealer or other counterparty affiliated with the Sub-Adviser) (collectively, “brokers”) as the Sub-Adviser may elect and negotiate commissions or spreads to be paid on such transactions. In the selection of such brokers and the placing of such orders, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent permitted in accordance with Section 28(e) of the Securities Exchange Act of 1934, SEC guidance thereunder or otherwise. Without limiting the foregoing, the Investment Manager and the Sub-Adviser agree that, in seeking to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the best interests of the Allocated Portion at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker involved, and the quality of service rendered by the broker in other transactions. Subject to the Fund’s governing documents, or as may be mutually agreed to by the Investment Manager and the Sub-Adviser in writing, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser an amount of commission for effecting an investment transaction for the Allocated Portion that is in excess of the amount of commission that another broker would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibility of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. It is recognized that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

The Sub-Adviser shall render such reports as reasonably requested to the Investment Manager and/or to the Board regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Allocated Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution; provided the allocation of such aggregated trades and the associated costs are not less favorable to the Fund than other clients of the Sub-Adviser. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in accordance with the procedures approved by the Sub-Adviser and provided to the Investment Manager; and

xiv.	upon request, will review the Fund’s Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the SEC (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”) in order to ensure that, with respect to the disclosure about the Sub-Adviser, the manner in which the Sub-Adviser manages the Allocated Portion and information relating directly or indirectly to the Sub-Adviser (the “Sub-Adviser Disclosure”), such Disclosure Documents contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they are made. The Investment Manager shall use commercially reasonable efforts to provide the Sub-Adviser with reasonable notice to review and comment upon all Disclosure Documents that contain any changes to the Sub-Adviser Disclosure from a version that the Sub-Adviser had previously reviewed, and the Sub-Adviser shall use commercially reasonable efforts to review and comment promptly upon all Disclosure Documents; provided, however, that the Investment Manager will use its reasonable efforts to cause the Fund not to use any disclosure to which the Sub-Adviser has objected in writing within the foregoing timeframe as being inaccurate; provided, further, that the Sub-Adviser shall not unreasonably prevent the Fund from meeting its regulatory obligations.

b.	On occasions when the Sub-Adviser deems the purchase of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser and when permitted by applicable law, allocation of the securities so purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable, consistent with its fiduciary obligations to the Fund and to its other clients over time and consistent with applicable law. The Investment Manager agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Manager also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to recommend for purchase for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

c.	In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) the Fund’s Agreement and Declaration of Trust, By-Laws and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (ii) the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser; (iii) the 1940 Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations and/or self-regulatory organization regulations applicable to the Fund, including, but not limited to, the Commodity Exchange Act, the rules of the National Futures Association, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended; (iv) the reasonable instructions and directions received in writing from the Investment Manager or the Board; (v) the Fund Procedures; and (vi) written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser’s management of the Allocated Portion provided to the Sub-Adviser by the Investment Manager or the Fund from time to time, which shall become effective at such time as agreed upon by both parties. The Fund will provide the Sub-Adviser with copies of those portions of the minutes of the meetings of the Board to the extent they (A) may materially affect the duties of the Sub-Adviser, (B) discuss presentations made by or information provided by the Sub-Adviser to the Board, (C) discuss the performance of the Sub-Adviser or the Allocated Portion or (D) discuss the Board’s approval or re-approval of this Agreement. The Fund will provide the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement. The Fund will provide the Sub-Adviser with sixty (60) days’ written notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus, in any procedures and policies adopted by the Board. In addition to such written notice, the Fund shall provide to the Sub-Adviser a copy of any modified Prospectus, procedures or policies. Subject to the foregoing, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets of the Allocated Portion. Without limiting the foregoing powers, the Sub-Adviser shall have all specific rights and power to do the following on behalf of the Allocated Portion without the written consent of the Investment Manager:

i.	cause the Fund to acquire, hold, manage, vote, own and dispose of loans, equity securities revolving loans, bonds, delayed funding commitments and similar instruments, and any other assets held by the Allocated Portion;

ii.	subject to any other written instructions of the Investment Manager or the Fund, act as the Fund’s agent and attorney-in-fact for the purposes of executing routine account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Allocated Portion;

iii.	review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements;

iv.	provide service on boards of directors (or equivalent governing bodies) and committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Allocated Portion (including on creditors’ committees), vote with respect to investments and other assets of the Allocated Portion whether in person, by proxy, consent or otherwise, sell short investments and cover such sales;

v.	monitor, supervise and direct the investments of the Allocated Portion and cause the Fund to dispose of such investments in such manner and at such times as the Sub-Adviser determines;

vi.	initiate, participate in and settle judicial, arbitration, administrative or similar proceedings on behalf of the Fund, including without limitation class action and bankruptcy proceedings, to protect the assets of the Allocated Portion, enforce the Fund’s rights or otherwise defend the interests of the Fund with respect to the Allocated Portion;

vii.	provide reasonable cooperation with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;

viii.	employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);

ix.	act in good faith to comply with requirements of governmental authorities having jurisdiction over the Fund or its assets;

x.	as permitted by rule, regulation or position of the staff of the SEC, utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that Sub-Adviser remains solely responsible for the provision of services under this Agreement; and

xi.	take such other actions as may be necessary or advisable in connection with the foregoing.

Without limiting the foregoing powers, the Sub-Adviser, by delegation from the Investment Manager, shall also have specific rights and power to do the following on behalf of the Fund, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures:

xii.	obtain financing, borrow money, incur indebtedness, issue guarantees, mortgage, pledge, loan, impose liens upon and grant security interests in all or any part of the Fund’s assets; execute promissory notes, loan, pledge or security agreements, or other agreements, documents and instruments in connection therewith.

5.	PROXY VOTING AND CONSENTS.

The Investment Manager hereby delegates to the Sub-Adviser the Investment Manager’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund. Subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Investment Manager and the Fund.

The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC.

The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Investment Manager or any authorized representative of the Investment Manager, or to the Fund on a quarterly basis (or more frequently, upon the request of the Investment Manager). The Sub-Adviser shall provide the Investment Manager and the Fund with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion.

The Investment Manager also hereby delegates to the Sub-Adviser the Investment Manager’s discretionary authority to consent, waive, amend and confirm any of the terms and/or conditions of the securities and investments of the Allocated Portion of the Fund.

6.	NOTIFICATION.

a.	The Sub-Adviser agrees that it will provide prompt notice to the Investment Manager and the Fund, to the extent permitted by applicable law or regulatory authorities, about developments of which the Sub-Adviser has knowledge that would materially adversely affect the Fund or the ability of the Sub-Adviser to perform its obligations under this Agreement. Without limiting the foregoing, the Sub-Adviser agrees to provide, to the extent permitted by applicable law or regulatory authorities, the Investment Manager and the Fund with prompt written notification of:

i.	The occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise;

ii.	Any proposed transaction or other event that could reasonably be expected to result in an assignment of this Agreement within the meaning of the 1940 Act;

iii.	Any anticipated or otherwise reasonably foreseeable material change in the ownership of the Sub-Adviser within a reasonable time prior to such change being effected;

iv.	Any material changes in senior management, operations, or financial condition of the Sub-Adviser’s firm;

v.	Any material changes in the employment status of the voting members of the Sub-Adviser’s investment committee for the Fund;

vi.	Any material changes in the investment process used to manage the Fund;

vii.	Any financial condition that is likely to materially impair the Sub-Adviser’s ability to fulfill its obligations under this Agreement, including, without limitation, the bankruptcy or insolvency of the Sub-Adviser;

viii.	Any material violation of applicable law (including any felony conviction under applicable law or U.S. federal or state securities law indictment or conviction) by the Sub-Adviser, an affiliate of the Sub-Adviser that is involved in the provision of services to the Fund, or any of their respective directors, principals, partners, members, managers, officers, or key investment management personnel that are involved in the provision of services to the Fund;

ix.	Any breach of fiduciary duty to the Fund by the Sub-Adviser, an affiliate of the Sub-Adviser, or any of their respective directors, principals, partners, members, managers, officers, or employees;

x.	Any material breach of this Agreement by the Sub-Adviser, an affiliate of the Sub-Adviser, or any of their respective directors, principals, partners, members, managers, officers, or employees;

xi.	Any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, in which the Sub-Adviser, any affiliate of the Sub-Adviser that is involved in the provision of services to the Fund, and/or any key personnel of the Sub-Adviser are named parties if such lawsuit or legal proceeding (i) involves the affairs of the Fund (provided, however, that routine regulatory examinations shall not be required to be reported by this provision) or (ii) is reasonably likely to have a material adverse effect on such person’s ability to perform its obligations under this Agreement;

xii.	The commencement of any formal investigation of the Sub-Adviser, any affiliate of the Sub-Adviser that is involved in the provision of services to the Fund, and/or any key personnel of the Sub-Adviser by the SEC or any other regulatory authority or administrative body that involves an allegation of a material violation of law by any such person and the outcome, when resolved, of any such investigation; or

xiii.	Any other event that is likely to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement.

The Sub-Adviser shall immediately forward, upon receipt, to the Investment Manager any correspondence (or portion of such correspondence) from the SEC or other regulatory authority that relates to the Fund.

The Investment Manager agrees that it will provide prompt notice to the Sub-Adviser about developments relating to the Fund of which Investment Manager has knowledge that would materially affect the Fund or the ability of the Investment Manager to perform its obligations under this Agreement or the Investment Management Agreement. Without limiting the foregoing, the Investment Manager agrees to provide the Sub-Adviser with prompt written notification of: (i) any breach of any material provision of this Agreement or the Investment Management Agreement by the Investment Manager, an affiliate of the Investment Manager, or any of their respective directors, principals, partners, members, managers, officers, or employees; (ii) the occurrence of any event that would disqualify the Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise; (iii) any action, suit, proceeding, or investigation, at law or in equity, before or by any court, public board or body in which the Investment Manager, any affiliate of the Investment Manager, and/or any key personnel of the Investment Manager are named parties if such lawsuit or legal proceeding (A) involves the affairs of the Fund (provided, however, that routine regulatory examinations shall not be required to be reported by this provision) or (B) is reasonably likely to have a material adverse effect on the Investment Manager’s ability to perform its obligations under this Agreement or the Investment Management Agreement; (iv) any imminent change in control (as such term is defined in the 1940 Act) of the Investment Manager; and (v) any imminent transaction or other event that could reasonably be expected to result in an assignment of this Agreement or the Investment Management Agreement within the meaning of the 1940 Act. The Investment Manager further agrees to notify the Sub-Adviser promptly if it becomes aware that any statement regarding the Investment Manager or the Fund contained in the Fund’s registration statement, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

7.	CONSULTATION WITH OTHER SUB-ADVISERS.

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the Fund Procedures. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than Allocated Portion.

8.	REPRESENTATIONS OF THE SUB-ADVISER.

The Sub-Adviser represents, warrants and agrees that:

a.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.	The Sub-Adviser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted.

c.	This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	The Sub-Adviser (i) has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement.

e.	(i) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action and any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser, (ii) no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and (iii) the execution, delivery and performance by the Sub-Adviser of this Agreement do not, and will not, conflict with, or result in any violation or default under, (A) any provision of applicable law, rule or regulation, (B) the Sub-Adviser’s governing instruments, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser or any of its affiliates.

f.	Neither the Sub-Adviser nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Sub-Adviser (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and (ii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the services contemplated by this Agreement.

g.	The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

h.	The Sub-Adviser agrees to maintain errors and omissions insurance coverage in an amount appropriate for its business taking into account any material claims made on its insurance policies that would materially impact the amounts available for future claims, and shall provide written evidence of insurance from time to time upon request from the Investment Manager or the Fund. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Fund with any information it may reasonably require concerning the amount of or scope of such insurance.

i.	Except as otherwise specified herein, the Sub-Adviser will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Investment Manager.

9.	REPRESENTATIONS OF THE INVESTMENT MANAGER.

The Investment Manager represents, warrants and agrees that:

a.	The Investment Manager is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.	The Investment Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement and the Investment Management Agreement, and to carry on its business as it is now being, and to be, conducted.

c.	(i) The execution, delivery and performance by the Investment Manager of this Agreement are within the Investment Manager’s powers and have been duly authorized by all necessary action and any individuals whose signatures are affixed to this Agreement on behalf of the Investment Manager have full authority and power to execute this Agreement on behalf of the Investment Manager, (ii) no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Investment Manager for the execution, delivery and performance by the Investment Manager of this Agreement, and (iii) the execution, delivery and performance by the Investment Manager of this Agreement do not, and will not, conflict with, or result in any violation or default under, (A) any provision of applicable law, rule or regulation, (B) the Investment Manager’s governing instruments, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Investment Manager or any of its affiliates.

d.	This Agreement is enforceable against the Investment Manager in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

e.	The Investment Manager has duly entered into the Investment Management Agreement.

f.	The Investment Manager has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

10.	REPRESENTATIONS OF THE FUND.

The Fund represents, warrants and agrees that:

a.	The Fund will be a registered investment company under the 1940 Act.

b.	The Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted.

c.	(i) The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action and any individuals whose signatures are affixed to this Agreement on behalf of the Fund have full authority and power to execute this Agreement on behalf of the Fund, (ii) no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Fund for the execution, delivery and performance by the Fund of this Agreement, and (iii) the execution, delivery and performance by the Fund of this Agreement do not contravene or constitute a default under (A) any provision of applicable law, rule or regulation, (B) the Fund’s governing instruments, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or any of its affiliates.

d.	This Agreement is enforceable against the Fund in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

e.	The Fund has duly entered into this Agreement and the Investment Management pursuant to which the Fund authorized the Investment Manager to enter into this Agreement.

f.	The Fund shall seek to comply with all requirements applicable to a registered investment company like the Fund under the 1940 Act in all material respects.

g.	The Board (i) has reviewed the Sub-Adviser’s allocation policy and procedures, (ii) understands that investment opportunities will be allocated among the Fund and other clients of the Sub-Adviser in accordance with such policy and procedures, and (iii) consents to the Sub-Adviser’s use of such policy and procedures in connection with the performance of the Sub-Adviser’s duties hereunder.

11.	EXPENSES AND COMPENSATION OF THE SUB-ADVISER.

The Sub-Adviser, at its expense, shall furnish: (a) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel (including employees that monitor and value the Allocated Portion) required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (b) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. In addition, with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) the reasonable costs of any special Board meeting or shareholder meeting specifically requested by, and convened for the primary benefit of, the Sub-Adviser or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Sub-Adviser, then the Sub-Adviser will be responsible for only its pro-rata share of such costs as determined in good faith by the Sub-Adviser and the Fund; (ii) the Sub-Adviser’s costs for the Sub-Adviser’s in-person attendance at one Fund Board meeting each year, the date of such Board meeting to be agreed to by the Investment Manager, the Sub-Adviser and the Fund; and (iii) subject to Section 13 (including the exculpation provisions therein), reasonable expenses incurred by the Fund in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Fund but resulting from the actions or omissions of the Sub-Adviser to which neither the Fund nor the Investment Manager is a party.

Except to the extent contemplated by this Agreement, the Sub-Adviser will not be responsible for and shall be reimbursed by the Fund for any costs, expenses, liabilities or losses of the Fund, including the fees paid to the Sub-Adviser as set forth below or to any other sub-adviser of the Fund and all fees and expenses incurred by the Fund in connection with its organization and the offering of the Fund’s shares, including fees and expenses in connection with seeking the Securities and Exchange Commission’s approval of any exemptive relief contemplated in connection with the establishment or operations of the Fund.

In addition, the Sub-Adviser shall not be responsible for and shall be reimbursed by the Fund for any costs or reasonable out-of-pocket expenses directly arising out of the following investment related operations of the Fund with respect to the Allocated Portion: (x) reasonable research and due diligence expenses relating to the selection of investments (including expenses of news and quotation subscriptions, market or industry research, consultants or experts directly related to the Allocated Portion); (xi) reasonable legal, third party consultant, and investment-related software and databases expenses incurred in relation to entering into, the reviewing, monitoring and or administration of the investments (including expenses of engaging third party valuation consultants and agents and expenses of loan administration with non-affiliates) including ; (xii) out-of-pocket costs directly relating to investment transactions that are not consummated; (xiii) other investment-related expenses, such as, brokerage commissions, custody fees, interest, administrative, servicing and other similar fees and expenses, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments or any expenses relating to leverage or indebtedness of the Allocated Portion (including any interest thereon) including investment-related software and databases relating thereto; (xiv) reasonable litigation costs and expenses, judgments and settlements directly related to the preservation of the value of the investment; (xv) all taxes, fees or other governmental charges required to be paid or withheld with respect to assets of the Allocated Portion; (xvi) reasonable expenses incurred by the Sub-Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit relating to the Fund; (xvii) ad hoc expenses directly related to the Allocated Portion incurred at the specific request of the Investment Manager or Board of Trustees; and (xviii) any fees and expenses in connection with seeking the SEC’s approval of any exemptive relief (or amending existing exemptive relief) contemplated in connection with the Sub-Adviser’s management of the Allocated Portion.

Subject to Section 13 (including the exculpation provisions therein), the Fund shall pay reasonable expenses incurred by the Sub-Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Sub-Adviser but resulting from the actions or omissions of the Fund or the Investment Manager, to which the Sub-Adviser is not a party.

The Fund shall pay all costs, fees and expenses incurred on behalf of the Fund in connection with the termination of this Agreement, including any related legal and accounting fees and expenses.

For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Sub-Adviser compensation at an annual rate of one percent (1.00%), accrued daily and payable monthly in arrears by the 10th business day of the succeeding month based upon the value of the Allocated Portion’s average daily assets (for the avoidance of doubt, the Allocated Portion does not include any unfunded portion of a revolving loan, delayed funding commitment, or similar instrument). In the case of a partial month, compensation will be based on the number of days during the month in which the Sub-Adviser provided services to the Fund. The Sub-Adviser may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Adviser hereunder or to continue future payments. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the assets of the Allocated Portion equals zero.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

12.	STATUS OF SUB-ADVISER; EXCLUSIVITY.

The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

The services of the Sub-Adviser to the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others provided that the Sub-Adviser continues to fulfill its fiduciary duty to the Fund.

13.	LIMITATION OF LIABILITY; STANDARD OF CARE; AND INDEMNIFICATION OF SUB-ADVISER.

The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) only of Disclosure Documents furnished to the Sub-Adviser by the Investment Manager or the Fund, and only with respect to the Sub-Adviser Disclosure in such Disclosure Documents.

In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Sub-Adviser and any partner, member, manager, director, officer or employee of the Sub-Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives (each of the foregoing, a “Sub-Adviser Party”), shall not be subject to liability to the Fund, the Investment Manager or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser or any affiliate of the Sub-Adviser or by the Investment Manager or any other sub-adviser of the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. For the avoidance of doubt, in the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund on the part of any Sub-Adviser Party, no Sub-Adviser Party shall be liable to the Investment Manager for (i) any acts of the Investment Manager or any other sub-adviser to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Adviser, or (ii) acts of the Sub-Adviser made in accordance with the written instructions of the Investment Manager, including, but not limited to, a failure of the Investment Manager to provide accurate and current information with respect to any records maintained by the Investment Manager or any other sub-adviser to the Fund, which records are not also maintained by or otherwise available to the Sub-Adviser upon reasonable request.

The Sub-Adviser shall indemnify, to the fullest extent permitted by law, the Fund, the Investment Manager, and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liabilities to which the person may be liable that (i) arises out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely with respect to the Sub-Adviser Disclosure; or (ii) results from the Sub-Adviser’s willful misfeasance or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section 13 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 13 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

In the absence of its own willful misfeasance, gross negligence or reckless disregard of the obligations hereunder on the part of the Investment Manager or the Fund, as applicable, the Investment Manager, the Fund, and their respective partners, members, managers, directors, officers and employees, and their respective affiliates, executors, heirs, assigns, successors and other legal representatives shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager, the Fund, the Sub-Adviser or any affiliate of the Sub-Adviser, or any other sub-adviser of the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

The Investment Manager shall indemnify, to the fullest extent permitted by law, the Sub-Adviser Parties, against any Liability to which the person may be liable that arises or results from this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement. In addition, the Investment Manager shall indemnify the Sub-Adviser Parties from any Liability, so long as such Liability did not arise primarily from any Sub-Adviser Party’s willful misfeasance, gross negligence or reckless disregard of such Sub-Adviser Party’s obligations and duties under this Agreement, arising from the conduct of the Investment Manager and/or any other sub-adviser with respect to the portion of the Fund’s assets not allocated to the Sub-Adviser. The rights of indemnification provided under this Section 13 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 13 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement. Subject to its fiduciary duties to the Fund, the Investment Manager shall use its best efforts to pursue any indemnity claims against the Fund that the Investment Manager has (and any applicable insurance provided by the Fund and Investment Manager) in connection with the payment of the foregoing indemnification.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that Sub-Adviser’s management of the Allocated Portion will be successful. The Fund and Investment Manager understand that investment decisions made for the Allocated Portion by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

14.	PERMISSIBLE INTERESTS.

Trustees, agents, and interest holders of the Fund are or may be interested in the Sub-Adviser (or any successor or affiliates thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Sub-Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Sub-Adviser (or any successor or affiliate thereof) is or may be interested in the Fund as an interest holder or otherwise.

15.	BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records in the event of termination of this Agreement or upon the Fund’s or the Investment Manager’s request, provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws or written internal policies. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Sub-Adviser to supply to the Investment Manager, the Fund, or its Board the information required to be supplied under this Agreement.

16.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Sub-Adviser agrees to use commercially reasonable efforts to assist the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Fund of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

17.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a third-party legal, administrative, judicial or regulatory action, claim, or suit as a result of or arising out of this Agreement or the performance of obligations under this Agreement.

18.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its affiliates and their respective officers, directors, partners, members, and employees (a) to treat confidentially and as proprietary information of the Fund (i) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (ii) any “Non-public Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Sub-Adviser.

Each party to this Agreement shall keep confidential all Confidential Information (defined below) concerning the other parties and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing parties have authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state laws, regulations, or regulatory authorities. A receiving party may disclose or disseminate the disclosing party’s Confidential Information to its officers, directors, partners, members, employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to each other party’s Confidential Information. In addition, each party shall promptly notify the other parties in writing upon learning of any unauthorized disclosure or use of another party’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing, orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information that was (a) rightfully acquired by such receiving party from third parties whom such receiving party reasonably believes are not under an obligation of confidentiality to the other party to which the Confidential Information relates; (b) placed in public domain prior to or after the date of this Agreement without a violation of this Agreement by such receiving party or its affiliates; or (c) independently developed by such receiving party without reference or reliance upon the nonpublic information. In addition, with respect to the Sub-Adviser and the Investment Manager only, “Confidential Information” shall not include any information that had been or will be provided by the Sub-Adviser or its affiliates to the Investment Manager that is not specifically related to the purpose of this Agreement or the Fund, including without limitation, any information provided in connection with the Sub-Adviser’s or its affiliates’ other funds, accounts or products.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations under this Section 18, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Section 18 shall survive any termination of this Agreement.

19.	BRAND USAGE.

The Sub-Adviser conducts its investment advisory business under, and has the right to use, the licensed trade name Tennenbaum Capital Partners LLC (the “Brand”). Upon the terms and subject to the conditions set forth in this Section 19, the Sub-Adviser hereby grants to the Investment Manager and the Fund an irrevocable, non-exclusive, non-transferable and non-sublicensable (except as expressly provided herein) royalty-free limited license (the “License”) to use the Brand in connection with the Fund’s (i) public filings; (ii) requests for information from state and federal regulators; (iii) offering materials and advertising materials; and (iv) press releases. All sales and other marketing and communications materials referring to or containing information regarding the Sub-Adviser, other than the name of the Sub-Adviser or the appointment of the Sub-Adviser as a sub-adviser to the Fund, shall be subject to the review and approval of the Sub-Adviser, which approval shall not be unreasonably withheld, and the Sub-Adviser agrees to use commercially reasonable efforts to review all such material promptly, but no later than ten days of their receipt thereof. At no time shall the Investment Manager contest the validity of the Brand or use the Brand other than in accordance with this Agreement. The term of the License shall be for the term of this Agreement only, including any renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination or expiration of this Agreement or the investment advisory relationship between the Investment Manager and the Fund; provided that, notwithstanding the foregoing, the Fund will be permitted to use the Brand after such termination only to the extent required in SEC or other regulatory filings. The Investment Manager and the Fund agree that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Investment Manager’s or the Fund’s use of the Brand shall inure solely to the benefit of the Sub-Adviser. Without limiting the foregoing, the License shall have no effect on the Fund’s ownership rights of the works within which the Brand shall be used in accordance with this Section 19.

During the term of this Agreement, the Sub-Adviser may use the Investment Manager’s or the Fund’s name in materials which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by a regulatory body, law, regulation, court order or other similar request or demand or as otherwise permitted pursuant to this Agreement. During the term of this Agreement, the Investment Manager may use the Sub-Adviser’s name in materials which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by a regulatory body, law, regulation, court order or other similar request or demand or as otherwise permitted pursuant to this Agreement.

20.	DURATION AND TERMINATION OF AGREEMENT.

a.	This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (a) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

b.	This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Investment Manager and the Sub-Adviser, or by the Investment Manager or the Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, (a) in the event of its assignment (as defined in the 1940 Act), or (b) in the event the Investment Management Agreement between the Investment Manager and the Fund is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. In the event of a termination, the Sub-Adviser shall use commercially reasonable efforts to cooperate in the orderly transfer of the Fund’s affairs.

c.	It is understood that from time to time the Allocated Portion may be zero. This Agreement does not terminate by its terms in the event that Allocated Portion is zero.

d.	If this Agreement expires as a result of a failure to obtain the continuation of its approval in accordance with Section 20(a) or is terminated pursuant to Section 20(b), then the Sub-Adviser shall be entitled to receive all amounts and any accrued but unreimbursed expenses payable to it and not yet paid pursuant to Section 11 hereof, as applicable.

e.	After termination of this Agreement or upon any decrease in the Allocated Portion, the Sub-Adviser shall, at the Investment Manager’s written request, dispose of portfolio investments (including illiquid investments) that were previously part of the Allocated Portion in an orderly manner on terms fair and reasonable to the Fund.

21.	ASSIGNMENT.

Any assignment (as that term is defined in the 1940 Act) of this Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 20 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

22.	NOTICE.

Any notice required or permitted to be given by any party to another shall be deemed sufficient if given in person or sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Cliffwater LLC

Attn: Stephen Nesbitt

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Facsimile: (310) 448-5001

Telephone: (310) 448-5000

If to the Sub-Adviser:

Tennenbaum Capital Partners, LLC

Attn: Lee R. Landrum, Managing Director

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Telephone: 310-566-1000

With a copy to:

Tennenbaum Capital Partners, LLC

Attn: Elizabeth Greenwood, Managing Director

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Telephone: 310-566-1000

If to the Fund:

Cliffwater Corporate Lending Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

23.	SEVERABILITY AND ENTIRE AGREEMENT.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

24.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

25.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

26.	COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

25.	HEADINGS.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

26.	INTERPRETATION.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

29.	NO THIRD PARTY BENEFICIARIES.

The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

CLIFFWATER LLC

By:	/s/ Stephen Nesbitt
Title:	CEO

TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ Howard M. Levkowitz
Title:	Managing Director

CLIFFWATER CORPORATE LENDING FUND

By:	/s/ Lance Johnson
Title:	Treasurer